Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated September 12, 2024 (except Note 21, as to which the date is February 4, 2025), with respect to the consolidated financial statements of SailPoint Parent, LP included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-284339) and related Prospectus of SailPoint, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Austin, Texas
February 12, 2025